Filed Pursuant to Rule 433
Dated May 11, 2007
Registration Statement No. 333-132201

Toyota Motor Credit Corporation ("TMCC")
30 NC 1-year Zero Coupon Note
Final Terms and Conditions

Summary Terms of Note

Issuer: Toyota Motor Credit Corporation ("TMCC") (Aaa/AAA)

Underwriter: Deutsche Bank Securities Inc. ("DBSI")

Documentation: US MTN Program

Denominations: 10,000 x 1,000

Launch Date: May 11, 2007

Settlement Date: May 22, 2007

Maturity Date: May 22, 2037

Issue Size: USD 100 million (may be increased prior to Settlement Date)

Re-offer Price: 13.64798845%

All-in Price: 13.64798845%

Gross Proceeds: $13,647,988.45

Coupon: 0%

Accretion Rate:
6.75% Accretion Yield, Compounded Semi-Annually, 30/360. Paid at the earlier of the Call Date or Maturity Date

Call Date and Prices:
The Notes will be callable on May 22, 2008 and semi-annually thereafter on November 22 and May 22. Price determined in accordance with Accretion Factors set forth in Attachment I

Call Notification: 10 calendar days notification on the Notes

Daycount Fraction: 30 / 360, following unadjusted

Governing Law: New York

CUSIP: 89233PF76

Business Days: New York


Attachment I. Accretion Schedule

Price: 13.64798845%

Face Amount: $100,000,000

Accretion Yield: 6.75%


Date			Price
05/22/07		13.64798845%
11/22/07		14.10860806%
05/22/08		14.58477358%
11/22/08		15.07700969%
05/22/09		15.58585877%
11/22/09		16.11188150%
05/22/10		16.65565750%
11/22/10		17.21778595%
05/22/11		17.79888622%
11/22/11		18.39959863%
05/22/12		19.02058508%
11/22/12		19.66252983%
05/22/13		20.32614021%
11/22/13		21.01214745%
05/22/14		21.72130742%
11/22/14		22.45440155%
05/22/15		23.21223760%
11/22/15		23.99565062%
05/22/16		24.80550383%
11/22/16		25.64268958%
05/22/17		26.50813035%
11/22/17		27.40277975%
05/22/18		28.32762357%
11/22/18		29.28368087%
05/22/19		30.27200510%
11/22/19		31.29368527%
05/22/20		32.34984714%
11/22/20		33.44165449%
05/22/21		34.57031032%
11/22/21		35.73705830%
05/22/22		36.94318402%
11/22/22		38.19001648%
05/22/23		39.47892953%
11/22/23		40.81134340%
05/22/24		42.18872624%
11/22/24		43.61259575%
05/22/25		45.08452086%
11/22/25		46.60612344%
05/22/26		48.17908011%
11/22/26		49.80512406%
05/22/27		51.48604700%
11/22/27		53.22370108%
05/22/28		55.02000100%
11/22/28		56.87692603%
05/22/29		58.79652228%
11/22/29		60.78090491%
05/22/30		62.83226045%
11/22/30		64.95284924%
05/22/31		67.14500790%
11/22/31		69.41115192%
05/22/32		71.75377830%
11/22/32		74.17546831%
05/22/33		76.67889037%
11/22/33		79.26680292%
05/22/34		81.94205752%
11/22/34		84.70760196%
05/22/35		87.56648352%
11/22/35		90.52185234%
05/22/36		93.57696486%
11/22/36		96.73518742%
05/22/37		100.00000000%


The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.

Any disclaimer or other notice that may appear below is not applicable to this
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